Gate City Capital Management, LLC

8725 West Higgins Road, Suite 530

Chicago, IL 60631

(312) 825-1228

March 26, 2025

VIA EMAIL AND CERTIFIED MAIL

Corporate Secretary

Saga Communications, Inc.

73 Kercheval Avenue

Grosse Pointe Farms, Michigan 48236

Re: Withdrawal of Intent to Nominate Directors at the Company’s 2025 Annual Meeting of Shareholders

To Whom It May Concern,

Gate City Capital Management, LLC (“Gate City”) formally withdraws our nominees for election as directors to the Board of Directors (the “Board”) of Saga Communications, Inc. (“Saga” or the “Company”) at the Company’s 2025 Annual Meeting of Shareholders. The Gate City nominees (the “Nominees”) were Michael T. Melby, Nicholas J. Bodnar, Ryan A. Hornaday, and Christopher T. Young. Please remove them from the proxy card. We will not run a proxy solicitation for these Nominees. Please reach out to our counsel with any questions.

Sincerely,

Michael Melby

Founder and Portfolio Manager

Cc:	Saga Board of Directors
Bradley J. Wyatt, Dickinson Wright PLLC